Press Release For immediate release
Invesco Ltd. Announces November 30, 2013
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, December 10, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $767.3 billion, an increase of 0.4% month over month.  The increase was driven by positive market returns, beneficial foreign exchange and total long-term net flows. During the month, total long-term net flows were modestly positive and driven by passive AUM, while foreign exchange increased AUM by $1.1 billion. Preliminary average total AUM for the quarter through November 30 were $757.2 billion, and preliminary average active AUM for the quarter through November 30 were $624.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2013(a)	$767.3	$374.3	$173.2	$54.0	$78.4(b)	$87.4
October 31, 2013	$763.9	$366.2	$174.0	$54.0	$81.6	$88.1
September 30, 2013	$745.5	$353.2	$172.4	$53.5	$81.1	$85.3
August 31, 2013	$719.7	$334.2	$169.8	$51.7	$79.7	$84.3
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2013(a)	$629.9	$292.3	$133.0	$54.0	$78.4(b)	$72.2
October 31, 2013	$628.9	$287.0	$133.7	$54.0	$81.6	$72.6
September 30, 2013	$615.9	$279.1	$132.8	$53.5	$81.1	$69.4
August 31, 2013	$593.9	$264.5	$129.9	$51.7	$79.7	$68.1
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2013(a)	$137.4	$82.0	$40.2	$—	$—	$15.2
October 31, 2013	$135.0	$79.2	$40.3	$—	$—	$15.5
September 30, 2013	$129.6	$74.1	$39.6	$—	$—	$15.9
August 31, 2013	$125.8	$69.7	$39.9	$—	$—	$16.2

As previously announced, the company has entered into an agreement to sell Atlantic Trust Private Wealth Management which was accounted for as discontinued operations beginning with our Q2 results. The AUM for Atlantic Trust are excluded from all periods presented in the table above(d).

(a)	Preliminary - subject to adjustment.

(b)	Preliminary - ending money market AUM include $73.9 billion in institutional money market AUM and $4.5 billion in retail money market AUM.

(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

(d)	For the period ending November 30, 2013, the excluded Atlantic Trust total AUM were $23.8 billion with $23.2 billion in balanced and $0.6 billion in equity.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com .

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